EXHIBIT 12(a)

      PROFFITT'S COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (dollars in thousands)


                                                                                                     For the Three
                                                     For the Year Ended                           Month Period Ended
                                ----------------------------------------------------------      ---------------------
                                  Feb. 1,     Jan. 30,   Jan. 29,    Jan. 28,      Feb. 3,        Apr.29,       May 4,
                                   1992        1993        1994        1995         1996           1995         1996
                                   ----        ----        ----        ----         ----           ----         ----
Fixed charges:
   Interest expense               $15,102     $9,445      $9,245      $20,781      $26,098        $6,269       $4,105
   Capitalized interest                 0          0         787          467          285            78           38
   Interest component of
    rental expense (a)              3,978      5,118       9,297       12,480       13,223         2,931        2,927

                                ----------------------------------------------------------      ---------------------

Total fixed charges               $19,080    $14,563     $19,329      $33,728      $39,606        $9,278       $7,070
                                ----------------------------------------------------------      ---------------------

Earnings:
   Income (loss) before
    provision for income
    taxes and extraordinary
    item                          $16,426    $41,697     $32,137      $49,594      ($4,493)       $6,128      $10,656
   Less capitalized interest            0          0        (787)        (467)        (285)          (78)         (38)
   Fixed charges                   19,080     14,563      19,329       33,728       39,606         9,278        7,070
                                ----------------------------------------------------------      ---------------------

Total earnings                    $35,506    $56,260     $50,679      $82,855      $34,828       $15,328      $17,688
                                ----------------------------------------------------------      ---------------------

Ratio of earnings to fixed
      charges                        1.86       3.86        2.62         2.46                       1.65         2.50
                                ==========================================================      =====================

Deficit of earnings to
      fixed charges                                                                 (4,778)
                                ==========================================================      =====================

(a) For purposes of this computation, the portion of operation lease rentals representative of the interest factor is deemed to be one-third of operating lease rentals.